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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): OCTOBER 27, 1999

                            TRANSOCEAN OFFSHORE INC.
             (Exact name of registrant as specified in its charter)

        CAYMAN ISLANDS                      1-7746                            N/A
(State or other jurisdiction of           (Commission                  (I.R.S. Employer
incorporation or organization)           File Number)                 Identification No.)

                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (713) 232-7500

                                      N/A
         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------
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

ITEM 5. OTHER EVENTS.

     Beginning on or about November 8, 1999, Transocean Offshore Inc. ("Transocean") expects to begin mailing a Joint Proxy Statement/Prospectus dated October 27, 1999 to its shareholders of record as of November 1, 1999. Selected portions of such Proxy Statement/Prospectus are included as Exhibit 20.1 hereto and are incorporated herein by reference.

     The Joint Proxy Statement/Prospectus relates to an extraordinary general meeting of Transocean to be held on December 10, 1999 to vote on:

     - The increase of Transocean's authorized ordinary share capital to $3,000,000, consisting of 300,000,000 ordinary shares, par value $0.01 per share.

     - The issuance of ordinary shares under the terms of the Agreement and Plan of Merger, dated as of July 12, 1999, among Schlumberger Limited ("Schlumberger"), Sedco Forex Holdings Limited ("Sedco Forex"), Transocean and its wholly owned subsidiary Transocean SF Limited.

     - The change of Transocean's name to "Transocean Sedco Forex Inc." as a special resolution to be implemented only upon the completion of the merger under the Agreement and Plan of Merger.

     - The amendment of Transocean's Long-Term Incentive Plan to, among other things, increase the number of ordinary shares reserved for issuance under the plan from 6,300,000 to 13,300,000.

     - The amendment of Transocean's Employee Stock Purchase Plan to, among other things, increase the number of ordinary shares reserved for issuance under the plan from 250,000 to 750,000.

     - Any other matters that properly come before the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

     The Agreement and Plan of Merger calls for the parties to complete the following steps as part of the transaction:

     - Schlumberger will consolidate its offshore contract drilling business, other than some assets and businesses in the Middle East, Indonesia and Lake Maracaibo, Venezuela, under Sedco Forex Holdings Limited, a wholly owned subsidiary of Schlumberger;

     - Schlumberger will then distribute the shares of Sedco Forex to Schlumberger's shareholders so that each Schlumberger shareholder receives one share of Sedco Forex capital stock for each share of Schlumberger common stock owned;

     - A wholly owned subsidiary of Transocean will merge into Sedco Forex, with Sedco Forex surviving the merger as a wholly owned subsidiary of Transocean;

     - In exchange for the distributed Sedco Forex common stock, Transocean will issue to Schlumberger's shareholders a number of Transocean ordinary shares based on an exchange ratio that will result in the ownership by Schlumberger's shareholders of about 52% of the total issued Transocean ordinary shares upon completion of the merger; and

     - If the required number of Transocean ordinary shares are voted in favor of a name change, Transocean will change its name to "Transocean Sedco Forex Inc."

     The Joint Proxy Statement/Prospectus also relates to a special general meeting of shareholders of Schlumberger that will be held on December 10, 1999 to vote on the distribution of the capital stock of Sedco Forex Holdings Limited to the holders of Schlumberger common stock.

     If Transocean's shareholders approve the increase in Transocean's authorized ordinary share capital and the issuance of ordinary shares in the merger, Schlumberger's shareholders adopt and approve the distribution, and the other conditions to the distribution and merger are satisfied or waived, after the distribution, Sedco Forex will merge with a subsidiary of Transocean as described above.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

                         SUMMARY FINANCIAL INFORMATION

SOURCES OF INFORMATION

     Transocean is providing the following selected financial information concerning Sedco Forex, Transocean and Transocean Sedco Forex. This information has been derived from the audited and unaudited financial statements of Sedco Forex and Transocean for the periods presented. The information is only a summary, and you should read it in conjunction with the financial information included in Exhibit 20.1 and Transocean's other filings with the Securities and Exchange Commission. See "Index to Financial Statements" on page F-1 of Exhibit 20.1.

     In this Current Report on Form 8-K and Exhibit 20.1 hereto:

     - we refer to Transocean Offshore Inc. as "Transocean";

     - we refer to Schlumberger Limited as "Schlumberger";

     - we use the term "Sedco Forex" when referring to the historical offshore contract drilling business of Schlumberger that is to be spun off and merged, as well as when referring to that business as consolidated under Sedco Forex Holdings Limited from and after the time of the spin-off, and we also use the term "Sedco Forex" to refer to Sedco Forex Holdings Limited, in each case as the context requires;

     - we refer in some cases to the shareholders of Sedco Forex immediately after the spin/off and before the merger as "Schlumberger's shareholders" since, after the spin-off and prior to the merger, Schlumberger's shareholders will own all of the stock of Sedco Forex;

     - we refer to the distribution of the capital stock of Sedco Forex to Schlumberger's shareholders as the "distribution" or the "spin-off";

     - we refer to Transocean after the merger as "Transocean Sedco Forex";

     - we refer to Transocean's wholly owned merger subsidiary, Transocean SF Limited, as "Merger Sub"; and

     - we refer to the Agreement and Plan of Merger among Schlumberger, Sedco Forex Holdings Limited, Transocean and Merger Sub as the "merger agreement" and the Distribution Agreement between Schlumberger and Sedco Forex, which provides for the separation of Sedco Forex from the rest of Schlumberger's business and the ensuing spin-off of Sedco Forex to Schlumberger's shareholders, as the "distribution agreement."

HOW WE PREPARED THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The operating results data assume the spin-off and the merger had been completed on January 1, 1998, and the balance sheet data assume the spin-off and the merger had been completed on June 30, 1999.

     If Sedco Forex had been spun off and combined with Transocean in the past, Transocean Sedco Forex might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that Transocean Sedco Forex would have achieved had the spin-off and merger taken place earlier or of the future results that Transocean Sedco Forex will achieve after the merger.

     Transocean prepared the pro forma combined financial information of Transocean Sedco Forex using the purchase method of accounting, with Sedco Forex treated as the acquiror. As a result, Sedco Forex and Transocean recorded the assets and liabilities of Sedco Forex at historical amounts, without restatement to fair values. Transocean recorded the assets and liabilities of Transocean at their preliminary estimated fair values at the date of merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The preliminary estimates of fair values are subject to change. Reclassifications were made to Sedco Forex historical amounts to conform to the pro forma presentation.

     The Transocean Sedco Forex unaudited condensed pro forma combined financial statements reflect a total purchase price of $2.98 billion, which was based on the market capitalization of Transocean, using an average closing price of Transocean ordinary shares over the seven-day period commencing three days before July 12, 1999, the date the merger was announced, plus the estimated fair value of Transocean's stock options at the pro forma balance sheet date, which will be assumed by Transocean Sedco Forex.

TRANSACTION-RELATED EXPENSES

     Transocean estimates that it will incur fees and expenses totaling approximately $20 million in connection with the merger and related transactions, including amounts relating to change of control provisions under some of Transocean's benefit plans. None of such costs have been included in calculating the purchase price. Sedco Forex's fees and expenses are expected to be immaterial. After the merger, Transocean Sedco Forex will incur certain additional charges and expenses relating to restructuring and integrating the operations of Sedco Forex and Transocean. Transocean did not adjust the pro forma information for these additional charges and expenses or for estimated general and administrative expense savings and operational efficiencies that may be realized as a result of the merger.

            SEDCO FOREX SELECTED HISTORICAL COMBINED FINANCIAL DATA

     The selected historical combined financial data of Sedco Forex in the table below were prepared using the combined financial statements of Sedco Forex. The combined financial information below for each of the three years ended December 31, 1998, and the combined balance sheet data as of December 31, 1997 and 1998, was derived from combined financial statements appearing elsewhere in this Form 8-K audited by PricewaterhouseCoopers LLP, independent accountants. The combined statement of income data for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1995 and 1994 and the combined balance sheet data as of June 30, 1999 and December 31, 1996, 1995 and 1994 were derived from unaudited combined financial statements. In the opinion of management, the unaudited interim financial statements for the six months ended June 30, 1999 and 1998 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.

                                            SIX MONTHS
                                               ENDED
                                             JUNE 30,          YEARS ENDED DECEMBER 31,
                                            -----------   ----------------------------------
                                            1999   1998    1998    1997   1996   1995   1994
                                            ----   ----   ------   ----   ----   ----   ----
                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
                                             (UNAUDITED)                          (UNAUDITED)
COMBINED STATEMENT OF INCOME DATA
Operating revenues........................  $352   $534   $1,091   $891   $663   $437   $391
Net income................................    39    158      342    260    148     62     34
Pro forma earnings per share
  Basic...................................  0.35            3.13
  Diluted.................................  0.35            3.13
Pro forma average shares outstanding
  Basic(1)................................   109             109
  Diluted(2)..............................   109             109

                                                                       DECEMBER 31,
                                              JUNE 30,     ------------------------------------
                                                1999        1998     1997    1996   1995   1994
                                             -----------   ------   ------   ----   ----   ----
                                                            (IN MILLIONS)
                                                                                 )   (UNAUDITED
                                              (UNAUDITED)
COMBINED BALANCE SHEET DATA
Working capital............................    $   57      $  217   $  168   $113   $130   $ 86
Total assets...............................     1,515       1,473    1,051    899    781    742
Long-term debt.............................        77          86      139     46     40     28
Equity.....................................       519         564      363    462    574    593

---------------

(1) Average basic shares outstanding represent Transocean Sedco Forex shares to be issued to Schlumberger's shareholders pursuant to the merger agreement.

(2) Average diluted shares outstanding adjust average basic shares outstanding for the dilutive effect of stock options.

                             TRANSOCEAN SEDCO FOREX

              UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1999

                                         PRO FORMA
                          HISTORICAL    DISTRIBUTION       PRO FORMA                    PRO FORMA
                            SEDCO        AGREEMENT        SEDCO FOREX    HISTORICAL      PURCHASE       PRO FORMA
                            FOREX      ADJUSTMENTS(1)    BEFORE MERGER   TRANSOCEAN   ADJUSTMENTS(2)     COMBINED
                          ----------   --------------    -------------   ----------   --------------    ----------
                                                           (AMOUNTS IN THOUSANDS)
Cash and Cash
Equivalents.............  $   84,868     $  (49,868)(1a)  $   35,000     $   55,384     $       --      $   90,384
Accounts Receivable.....     170,253             --          170,253        177,572             --         347,825
Other Current Assets....     112,253        (40,414)(1b)      71,839         52,420          5,945(2a)     130,204
                          ----------     ----------       ----------     ----------     ----------      ----------
         Total Current
           Assets.......     367,374        (90,282)         277,092        285,376          5,945         568,413
Property and Equipment,
  net...................   1,101,585             --        1,101,585      2,324,087        487,000(2b)   3,912,672
Goodwill, net...........          --             --               --        666,280        507,252(2c)   1,173,532
Other Assets............      45,680         (1,099)(1c)      44,581         56,853         21,201(2d)     122,635
                          ----------     ----------       ----------     ----------     ----------      ----------
         Total Assets...  $1,514,639     $  (91,381)      $1,423,258     $3,332,596     $1,021,398      $5,777,252
                          ==========     ==========       ==========     ==========     ==========      ==========
Current Liabilities.....  $  309,949     $  (72,860)(1d)  $  237,089     $  253,056     $    9,072(2e)  $  499,217
Long-Term Debt..........     583,686       (460,900)(1e)     122,786        701,471             --         824,257
Deferred Taxes and Other
  Credits...............     102,072         (8,910)(1f)      93,162        264,124        149,016(2f)     506,302
Shareholders' Equity....     518,932        451,289(1g)      970,221      2,113,945        863,310(2g)   3,947,476
                          ----------     ----------       ----------     ----------     ----------      ----------
         Total
           Liabilities
           and
           Shareholders'
           Equity.......  $1,514,639     $  (91,381)      $1,423,258     $3,332,596     $1,021,398      $5,777,252
                          ==========     ==========       ==========     ==========     ==========      ==========

                    See Notes to the Transocean Sedco Forex
          Unaudited Condensed Pro Forma Combined Financial Statements

                             TRANSOCEAN SEDCO FOREX

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                     HISTORICAL                   PRO FORMA
                                              ------------------------   ---------------------------
                                              SEDCO FOREX   TRANSOCEAN   ADJUSTMENTS(2)     COMBINED
                                              -----------   ----------   --------------     --------
                                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues..........................   $351,590      $541,924       $    --         $893,514
                                               --------      --------       -------         --------
Costs and Expenses
  Operating and Maintenance.................    240,743       266,827            --          507,570
  Depreciation and Amortization.............     63,739        64,295        15,819(2h)      143,853
  General and Administrative................      8,220        14,010            --           22,230
                                               --------      --------       -------         --------
                                                312,702       345,132        15,819          673,653
                                               --------      --------       -------         --------
Operating Income............................     38,888       196,792       (15,819)         219,861
Other Income, Net...........................        717         4,073         7,919(2i)       12,709
                                               --------      --------       -------         --------
Income Before Income Taxes..................     39,605       200,865        (7,900)         232,570
Income Taxes................................        911        59,255        (3,651)(2j)      56,515
                                               --------      --------       -------         --------
Net Income..................................   $ 38,694      $141,610       $(4,249)        $176,055
                                               ========      ========       =======         ========
Earnings Per Share
  Basic.....................................                 $   1.41                       $   0.84
                                                             ========                       ========
  Diluted...................................                 $   1.41                       $   0.84
                                                             ========                       ========
Weighted Average Shares Outstanding
  Basic.....................................                  100,344       109,111(3)       209,455
  Diluted...................................                  100,786       109,185(4)       209,971

                    See Notes to the Transocean Sedco Forex
          Unaudited Condensed Pro Forma Combined Financial Statements

                             TRANSOCEAN SEDCO FOREX

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                  HISTORICAL                    PRO FORMA
                                           ------------------------   -----------------------------
                                           SEDCO FOREX   TRANSOCEAN   ADJUSTMENTS(2)      COMBINED
                                           -----------   ----------   --------------     ----------
                                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues.......................  $1,090,523    $1,089,612      $     --        $2,180,135
                                           ----------    ----------      --------        ----------
Costs and Expenses
  Operating and Maintenance..............     562,758       484,439            --         1,047,197
  Depreciation and Amortization..........     124,708       116,867        38,917(2h)       280,492
  General and Administrative.............      25,986        28,034            --            54,020
                                           ----------    ----------      --------        ----------
                                              713,452       629,340        38,917         1,381,709
                                           ----------    ----------      --------        ----------
Operating Income.........................     377,071       460,272       (38,917)          798,426
Other Income (Expense), Net..............      (3,050)       26,874         8,202(2i)        32,026
                                           ----------    ----------      --------        ----------
Income Before Income Taxes...............     374,021       487,146       (30,715)          830,452
Income Taxes.............................      32,443       143,730        (7,824)(2j)      168,349
                                           ----------    ----------      --------        ----------
Net Income...............................  $  341,578    $  343,416      $(22,891)       $  662,103
                                           ==========    ==========      ========        ==========
Earnings Per Share
  Basic..................................                $     3.43                      $     3.17
                                                         ==========                      ==========
  Diluted................................                $     3.41                      $     3.15
                                                         ==========                      ==========
Weighted Average Shares Outstanding
  Basic..................................                   100,083       109,111(3)        209,194
  Diluted................................                   100,848       109,144(4)        209,992

                    See Notes to the Transocean Sedco Forex
          Unaudited Condensed Pro Forma Combined Financial Statements

                             TRANSOCEAN SEDCO FOREX

      NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS OR UNLESS OTHERWISE
                                   INDICATED)

     (1) Represents the pro forma adjustments to the historical Sedco Forex balance sheet accounts to reflect the following transactions between Schlumberger and Sedco Forex to be effected prior to the spin-off as required by the distribution agreement.

     - Cash is adjusted to the required minimum cash balance of $35 million;

     - Certain assets and liabilities included in the historical Sedco Forex accounts are retained by Schlumberger;

     - Related party receivable and payable balances are settled;

     - Related party debt is adjusted to $435 million, less the capital expenditure shortfall, plus or minus the working capital adjustment; and

     - The net amount of the pro forma distribution is treated as an adjustment to the net shareholder's equity of Sedco Forex.

     A summary of the pro forma distribution agreement adjustments by balance sheet caption is as follows:

          (a) Cash and cash equivalents -- Represents the estimated cash adjustment to reduce cash to the $35 million required minimum cash balance.

          (b) Other current assets -- A reconciliation of the pro forma distribution agreement adjustments to other current assets is as follows:

Deferred tax assets retained by Schlumberger.............   $ (2,200)
Settlement of related party receivables..................    (38,214)
                                                            --------
          Total pro forma adjustment to other current
            assets.......................................   $(40,414)
                                                            ========

          (c) Other assets -- Represents deferred tax assets retained by Schlumberger.

          (d) Current liabilities -- A reconciliation of the pro forma distribution agreement adjustments to current liabilities is as follows:

Employee benefit and other liabilities retained by
Schlumberger.............................................   $(23,834)
Current tax liabilities retained by Schlumberger.........    (14,780)
Settlement of bank overdrafts............................     (6,483)
Settlement of related party payables.....................    (27,763)
                                                            --------
          Total pro forma adjustment to current
            liabilities..................................   $(72,860)
                                                            ========

          (e) Long-term debt -- A reconciliation of the pro forma distribution agreement adjustments to long-term debt is as follows:

Reduction in related party debt due to capital
expenditure shortfall...................................   $(309,817)
Increase in related party debt due to working capital
  adjustment............................................      12,200
Adjustment of related party debt as required by the
  distribution agreement................................    (163,283)
                                                           ---------
          Total pro forma adjustment to long-term
            debt........................................   $(460,900)
                                                           =========

          The capital expenditure shortfall is calculated as the amount by which actual capital expenditures are less than the forecasted expenditures for 1999, and results in an equivalent reduction in the amount of debt that is permitted at the date of the spin-off of Sedco Forex from Schlumberger. The capital expenditure shortfall included above is calculated using expenditures through the pro forma balance sheet date of June 30, 1999. Permitted debt will be increased by the amount of capital expenditures after June 30, 1999 and prior to the distribution date.

          (f) Deferred taxes and other credits -- A reconciliation of the pro forma distribution agreement adjustments to deferred taxes and other credits is as follows:

Postretirement benefit liability retained by Schlumberger...  $(5,428)
Other employee-related liabilities retained by
  Schlumberger..............................................   (3,482)
                                                              -------
          Total pro forma adjustment to deferred taxes and
            other credits...................................  $(8,910)
                                                              =======

          (g) Shareholder's equity -- A reconciliation of the pro forma distribution agreement adjustments to shareholder's equity is as follows:

Net liabilities to be retained by Schlumberger..............  $ 44,225
Cash adjustment for required minimum cash balance, net of
  bank overdrafts...........................................   (43,385)
Reduction in related party debt due to capital expenditure
  shortfall.................................................   309,817
Increase in related party debt due to working capital
  adjustment................................................   (12,200)
Settlement of related party balances........................   152,832
                                                              --------
          Total pro forma adjustment to shareholder's
            equity..........................................  $451,289
                                                              ========

     (2) A summary of the pro forma adjustments to effect the merger is as follows:

          (a) Other current assets -- A reconciliation of the pro forma adjustments to other current assets is as follows:

Fair value adjustment of prepaid periodic survey and drydock costs.......................................................  $10,826
Adjustment of deferred tax assets for the net effect of pro
  forma adjustments.........................................   (4,881)
                                                              -------
          Total pro forma adjustment to other current
            assets..........................................  $ 5,945
                                                              =======

          (b) Property and equipment, net -- Represents the adjustment needed to record Transocean's property and equipment at estimated fair value at the date of the merger.

          (c) Goodwill -- The merger will be accounted for under the purchase method of accounting, with Sedco Forex treated as the acquiror. The adjusted pro forma goodwill amount reflects 100% of the excess purchase price over the preliminary estimated fair values of Transocean's assets and liabilities (see Note (2g)). The goodwill calculation assumes a purchase price of $2.98 billion, based on the market capitalization of Transocean, using an average closing price of Transocean ordinary shares over the seven-day period commencing three days before July 12, 1999, the date the merger was announced, plus the estimated fair value at the pro forma balance sheet date of Transocean's stock options, which will be assumed by Transocean Sedco Forex. The calculated purchase price is for accounting purposes only and is not indicative of the price at which Transocean ordinary shares will trade immediately before the consummation of the merger or the value of Transocean ordinary shares to be received by shareholders of Sedco Forex in connection with the merger. The recording of goodwill and the associated amortization period of 40 years are supported by the nature of the offshore drilling industry, long-lived drilling equipment and the long-standing relationships with core customers.

          (d) Other assets -- Represents the adjustment needed to record Transocean's defined benefit pension asset at estimated fair value at the date of the merger.

          (e) Current liabilities -- A reconciliation of the pro forma adjustment to current liabilities is as follows:

Fair value adjustment of Transocean interest rate swap
agreements, net..........................................   $  4,474
Fair value adjustment of accrued periodic survey and
  drydock costs..........................................    (12,152)
Effect of change of control provisions in Transocean's
  bonus plan.............................................      2,500
Fees payable associated with the merger..................     11,850
Costs directly related to the issuance of Transocean
  ordinary shares........................................      2,400
                                                            --------
          Total pro forma adjustment to current
            liabilities..................................   $  9,072
                                                            ========

          (f) Deferred taxes and other credits -- Represents the adjustment to deferred tax liabilities for the net effect of the pro forma adjustments ($148.9 million) and other fair value adjustments ($0.1 million).

          (g) Shareholders' equity -- Represents the difference between the purchase price (see Note 2(c)) and the book value of the net assets of Transocean at the pro forma balance sheet date, less $2.4 million of estimated costs to issue shares.

     The purchase price will be allocated based upon the estimated fair values of Transocean assets and liabilities. For purposes of the Unaudited Condensed Pro Forma Combined Financial Statements, the purchase price has been allocated as follows:

Historical net book value of Transocean.................   $2,113,945
Fair value adjustment of property and equipment, net....      487,000
Effect of change of control provisions in Transocean's
  bonus plan............................................       (2,500)
Fair value adjustment of Transocean interest rate swap
  agreements, net.......................................       (4,474)
Fair value of additional liabilities associated with the
  merger................................................      (11,850)
Fair value adjustment of Transocean defined benefit
  plans, net............................................       21,075
Fair value adjustment of prepaid and accrued periodic
  survey and drydock costs..............................       22,978
Deferred income tax effect of pro forma adjustments,
  net...................................................     (153,771)
Goodwill................................................      507,252
                                                           ----------
          Total purchase price..........................   $2,979,655
                                                           ==========

          (h) Depreciation and amortization -- A reconciliation of the pro forma adjustment to depreciation and amortization is as follows:

                                                            PRO FORMA
                                                           SIX MONTHS         PRO FORMA
                                                              ENDED          YEAR ENDED
                                                          JUNE 30, 1999   DECEMBER 31, 1998
                                                          -------------   -----------------
Additional depreciation resulting from the adjustment to
fair value of Transocean's property and equipment.......     $10,107           $27,493
Amortization of goodwill resulting from the merger over
  a 40-year estimated life. See Note (2c)...............       5,712            11,424
                                                             -------           -------
          Total pro forma adjustment to depreciation and
            amortization................................     $15,819           $38,917
                                                             =======           =======

          (i) Other income (expense) net -- Represents the elimination of interest expense associated with related party debt offset by interest expense on the remaining debt owed to Schlumberger at an assumed rate of 5.6875% and a reduction of interest income associated with the reduction in cash balances. The remaining debt balance owed to Schlumberger will be refinanced immediately following the merger.

          (j) Income taxes -- Represents the incremental benefit from U.S. and foreign income taxes related to pro forma adjustments. The amortization of goodwill and the incremental interest income and expense adjustments are assumed to be nondeductible for tax purposes.

     (3) Basic earnings per share -- The adjustment to pro forma basic weighted average shares outstanding represents the total estimated Transocean shares expected to be issued to Schlumberger's shareholders in the merger.

     (4) Diluted earnings per share -- The adjustment to pro forma diluted weighted average shares outstanding is the sum of the basic weighted average shares outstanding plus the estimated dilutive effect of Schlumberger stock options held by Sedco Forex employees.

                             TRANSOCEAN SEDCO FOREX

                       SUPPLEMENTAL FINANCIAL INFORMATION

     In reviewing the unaudited condensed pro forma combined financial statements, the additional supplemental financial information discussed below should be considered.

  Related Party Transactions

     Sedco Forex pays insurance premiums to third-party insurance companies for some risks where the insurance risk is then assumed by a wholly owned affiliate of Schlumberger through a reinsurance program. Transocean Sedco Forex does not currently expect that it would continue this insurance program following the merger. The historical Sedco Forex financial statements include insurance expense of approximately $18 million for the six months ended June 30, 1999 and $55 million for the year ended December 31, 1998 for this insurance program.

     Schlumberger cost allocations for research and engineering and general and administrative expenses, which amounted to $5 million for the six months ended June 30, 1999 and $13 million for the year ended December 31, 1998, will not be incurred by Transocean Sedco Forex following the merger. However, some of this expense reduction will be offset by the costs incurred by Transocean Sedco Forex to replace these services through contractual arrangements with Schlumberger or other third parties. The cost of these contractual arrangements or the increased Transocean Sedco Forex overhead to replace these services, to the extent they are continued, cannot be reasonably estimated at this time. However, Transocean Sedco Forex expects that some level of cost savings will be achieved.

  Depreciation Expense

     Depreciation expense of $64 million for the six months ended June 30, 1999 and $125 million for the year ended December 31, 1998 is included in the Sedco Forex historical financial statements. As a result of the merger, Transocean Sedco Forex will conform the estimated lives of the Sedco Forex rigs and associated equipment to those used by Transocean for similar assets. Since the useful lives used by Transocean are generally longer than those used by Sedco Forex, the result will be to reduce depreciation expense. The change in estimated lives would have reduced historical Sedco Forex depreciation expense by approximately $30 million for the six months ended June 30, 1999 and approximately $62 million for the year ended December 31, 1998.

  Stock Option Expense

     Some of the options to purchase Transocean Sedco Forex ordinary shares to be granted to Sedco Forex employees in accordance with the employee matters agreement (to be entered into in connection with the merger agreement) upon completion of the merger are likely to be granted with exercise prices below fair market value. The differences between these exercise prices and fair market value will be recorded as an expense. Based on Schlumberger's September 30, 1999 closing price of $62 5/16 and Transocean's September 30, 1999 closing price of $30 5/8, the amount of this charge would have been about $3 million. The final amount of this charge cannot be determined until the day immediately preceding the distribution date.

     The following exhibits are filed herewith:

          *2.1           -- Agreement and Plan of Merger (incorporated by reference to Annex A to the Joint Proxy Statement/Prospectus dated
                            October 27, 1999 included in Transocean's Registration
                            Statement on Form S-4 (Registration No. 333-89727))
          *2.2           -- Distribution Agreement (incorporated by reference to
                            Annex B to the Joint Proxy Statement/Prospectus dated
                            October 27, 1999 included in Transocean's Registration
                            Statement on Form S-4 (Registration No. 333-89727))
          20.1           -- Selected Portions of Joint Proxy Statement/Prospectus
                            dated October 27, 1999
          23.1           -- Consent of PricewaterhouseCoopers LLP

---------------

* Incorporated by reference as indicated.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            TRANSOCEAN OFFSHORE INC.

                                            By:      /s/ ERIC B. BROWN
                                              ----------------------------------
                                                        Eric B. Brown
                                               Vice President, General Counsel
                                                         and Secretary

Date: November 8, 1999

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